UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2009

GLOBAL WEST RESOURCES, INC.
(Exact name of Registrant as specified in charter)

Nevada	000-52996	26-4238285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

27651 La Paz Road, Suite A, Laguna Niguel, CA 92677 (Address of principal executive offices)(Zip Code) Registrant’s telephone number, including area code: (949) 599-1888
27651 La Paz Road, Suite A, Laguna Niguel, CA 92677 (Address of principal executive offices)(Zip Code) Registrant’s telephone number, including area code: (949) 599-1888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K/A

Item 4.01 Changes in Registrant’s Certifying Accountant.

(a) On April 16, 2009, the Board of Directors (the “Board”) of Global West Resources, Inc. (the “Company”) dismissed Jewett, Schwartz, Wolfe and Associates (“Jewett”) as the Company’s independent registered public accounting firm.

Jewett’s audit report of the Company’s financial statements for the years ended July 31, 2007 and 2008 included language expressing substantial doubt as to the Company’s ability to continue as a going concern. The audit report contained no other adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  For the years ending July 31, 2007 and 2008, no other adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles were made, as described in Item 304(a)(1)(ii) of Regulation S-K.

As such, in connection with these audits of the fiscal years ended July 31, 2007 and 2008, there were no disagreements between the Company and Jewett on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Jewett’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection in their reports on the financial statements of the Company for such years.

None of the reportable events described in Item 304(a)(1)(iv) of Regulation S-K, as relied upon during the period of their audit reports, occurred during the years ended July 31, 2007 and 2008.  For the years ending July 31, 2007 and 2008, and any subsequent period preceding dismissal, there were no disagreements with Jewett, as described in Item 304(a)(1)(ii) of Regulation S-K.

The Company has provided Jewett with a copy of the foregoing disclosure, and requested that Jewett furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with such disclosure. The Company has filed, as Exhibit 16.1 to this Form 8-K/A, a copy of the letter from Jewett, dated April 22, 2009 stating their agreement with such statements, as required by Item 304(a)(3) of Regulation S-K.

(b) On April 16, 2009, the Board engaged the accounting firm of Kabani & Company, Inc. (“Kabani”) and appointed it as the Company’s new independent registered public accounting firm, effective as of April 16, 2009.

During the most recent fiscal year ended July 31, 2008 prior to the engagement of Kabani, the Company did not consult with Kabani with regard to (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company's financial statements; and further, Kabani have not provided written or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event (as described in Item 304(a)(1)(iv) of Regulation S-K). The Company did not prepare financial statements for the year ending July 31, 2007.

The decision to change principal auditors and the engagement of the new principal auditor was recommended and approved by the Board.

Item 5.02 Departure of Directors; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On April 16, 2009, the Board appointed Lan Mai, age 43, as the Chief Financial Officer to oversee and advise on all aspects of the Company’s accounting and financial activities.   Mr. Mai has nearly 20 years experience in the financial services and consulting industries.  Prior to joining the Company, Mr. Mai was the Controller for a contract research organization which provided project management services to pharmaceutical companies to obtain FDA approval for drugs and medical devices. Among other positions, Mr. Mai was the General Manager for a commodity brokerage firm located in California.   Mr. Mai assisted that $5 million company grow in revenue from when he joined in 1995 to over $50 million annually and eventually sold for over $100 million in 2001.   During his 10 years in the commodity industry, Mr. Mai obtained and maintained Series 3, 30 and 63 licenses as required by the Commodity Futures Trading Commission.   Mr. Mai also worked in the banking and credit union industry for over five years.  During his tenure in the banking and credit union industries, Mr. Mai participated in a number of national and international standards and advisory committees which advise on network standards, rules and regulations for ATM, credit card and other EFT services.  Mr. Mai holds a Bachelor of Science degree from California State University, Long Beach and currently is a CPA candidate.

Mr. Mai has no family relationships with any other executive officers or directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                         GLOBAL WEST RESOURCES, INC.
(Company)

/s/          Michael McCarthy
 ________________________________
By: Michael McCarthy
Its: President, CEO
Date: April 22, 2009